TERM NOTE

$60,024,692.00 | Bakersfield, California
August 1, 2019

This Note amends, restates and supersedes in its entirety, and is given as a replacement for, and not in satisfaction of or as a novation with respect to, that certain Term Note in the original principal amount of Seventy Million Dollars ($70,000,000.00), executed by Borrower in favor of Bank and dated October 13, 2014, as amended or modified from time to time.

FOR VALUE RECEIVED, the undersigned TEJON RANCHCORP, a California corporation ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 5401 California Avenue, Suite 200, Bakersfield, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Sixty Million Twenty Four Thousand Six Hundred Ninety Two Dollars ($60,024,692.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(b) "LIBOR Period" means a period of one (1) month during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that:

(i) the initial LIBOR Period shall commence on the date this Note is disbursed and shall continue up to, but shall not include, September 5, 2019, subject to the provisions of (iii) below;

(ii) thereafter each LIBOR Period shall commence automatically, without notice to or consent from Borrower, on the fifth (5th) day of each month and shall continue up to, but shall not include, the fifth (5th) day of the immediately following month;

(iii) if any LIBOR Period is scheduled to commence on a day that is not a New York Business Day, then such LIBOR Period shall commence on the next succeeding New York Business Day (and the preceding LIBOR Period shall continue up to,

but shall not include, the first day of such LIBOR Period), unless the result of such extension would be to cause such LIBOR Period to begin in the next calendar month, in which event such LIBOR Period shall commence on the immediately preceding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period); and

(iv) if, on the first day of the last LIBOR Period applicable hereto the remaining term of this Note is less than one (1) month, said LIBOR Period shall be in effect only until the scheduled maturity date hereof.

(c) "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(d) "New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(e) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note the Prime Rate shall be deemed to be zero percent (0.0%).

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be one and seven-tenths percent (1.70%) above LIBOR in effect on the first day of each LIBOR Period. With respect to each LIBOR Period hereunder, Bank is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Taxes and Regulatory Costs. Borrower shall pay to Bank, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower, absent manifest error. Payments by Borrower pursuant to this paragraph shall be

made within ten (10) days from the date Bank makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c) Default Interest. The Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

REPAYMENT:

(a) Repayment of Principal. Principal shall be payable in installments as set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing September 5, 2019, and continuing up to and including May 5, 2029, with a final installment consisting of all remaining unpaid principal due and payable in full on June 5, 2029; provided however, that if any such payment date is not a New York Business Day, the installment due on such payment date shall be due and payable on the next succeeding New York Business Day.

(b) Payment of Interest. Interest accrued on this Note shall be payable on the same days as installments of principal are payable on this Note as set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing September 5, 2019.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

PREPAYMENT:

(a) Prepayment. Borrower may prepay principal on this Note at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any LIBOR Period by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(b) Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any interest rate swap transaction between Borrower and Bank (a "Swap") constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap contract, (ii) nothing in this Note shall be construed as a modification of a Swap or create an obligation to amend a Swap, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a Swap.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated October 13, 2014, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note (that would constitute an Event of Default under the Credit Agreement), or upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder within ten (10) days following demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all reasonably allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the

enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d) Governing Law. This Note shall be governed by and construed in accordance with the laws of California, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e) Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

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IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

TEJON RANCHCORP

By: ______________________
Gregory S. Bielli
Chief Executive Officer
& President

By: ______________________
Allen E. Lyda
Executive Vice President,
Chief Operating Officer,
and Corporate Treasurer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: ______________________
Amir Zabrani
Vice President

SCHEDULE 1 TO PROMISSORY NOTE

The Note will be paid in the principal amounts plus accrued interest on the dates as shown below:

Payment Due Date	Principal Payment Due
Sep 05, 2019	307,304.00
Oct 07, 2019	307,304.00
Nov 05, 2019	321,015.00
Dec 05, 2019	321,015.00
Jan 06, 2020	321,015.00
Feb 05, 2020	321,015.00
Mar 05, 2020	321,015.00
Apr 06, 2020	321,015.00
May 05, 2020	321,015.00
Jun 05, 2020	321,015.00
Jul 06, 2020	321,015.00
Aug 05, 2020	321,015.00
Sep 08, 2020	321,015.00
Oct 05, 2020	321,015.00
Nov 05, 2020	335,317.00
Dec 07, 2020	335,317.00
Jan 05, 2021	335,317.00
Feb 05, 2021	335,317.00
Mar 05, 2021	335,317.00
Apr 05, 2021	335,317.00
May 05, 2021	335,317.00
Jun 07, 2021	335,317.00
Jul 06, 2021	335,317.00
Aug 05, 2021	335,317.00
Sep 07, 2021	335,317.00
Oct 05, 2021	335,317.00
Nov 05, 2021	348,791.00
Dec 06, 2021	348,791.00
Jan 05, 2022	348,791.00
Feb 07, 2022	348,791.00
Mar 07, 2022	348,791.00
Apr 05, 2022	348,791.00
May 05, 2022	348,791.00
Jun 06, 2022	348,791.00
Jul 05, 2022	348,791.00
Aug 05, 2022	348,791.00
Sep 06, 2022	348,791.00
Oct 05, 2022	348,791.00
Nov 07, 2022	366,379.00

Dec 05, 2022	366,379.00
Jan 05, 2023	366,379.00
Feb 06, 2023	366,379.00
Mar 06, 2023	366,379.00
Apr 05, 2023	366,379.00
May 05, 2023	366,379.00
Jun 05, 2023	366,379.00
Jul 05, 2023	366,379.00
Aug 07, 2023	366,379.00
Sep 05, 2023	366,379.00
Oct 05, 2023	366,379.00
Nov 06, 2023	382,587.00
Dec 05, 2023	382,587.00
Jan 05, 2024	382,587.00
Feb 05, 2024	382,587.00
Mar 05, 2024	382,587.00
Apr 05, 2024	382,587.00
May 06, 2024	382,587.00
Jun 05, 2024	382,587.00
Jul 05, 2024	382,587.00
Aug 05, 2024	382,587.00
Sep 05, 2024	382,587.00
Oct 07, 2024	382,587.00
Nov 05, 2024	399,209.00
Dec 05, 2024	399,209.00
Jan 06, 2025	399,209.00
Feb 05, 2025	399,209.00
Mar 05, 2025	399,209.00
Apr 07, 2025	399,209.00
May 05, 2025	399,209.00
Jun 05, 2025	399,209.00
Jul 07, 2025	399,209.00
Aug 05, 2025	399,209.00
Sep 05, 2025	399,209.00
Oct 06, 2025	399,209.00
Nov 05, 2025	416,681.00
Dec 05, 2025	416,681.00
Jan 05, 2026	416,681.00
Feb 05, 2026	416,681.00
Mar 05, 2026	416,681.00
Apr 06, 2026	416,681.00
May 05, 2026	416,681.00
Jun 05, 2026	416,681.00
Jul 06, 2026	416,681.00
Aug 05, 2026	416,681.00

Sep 08, 2026	416,681.00
Oct 05, 2026	416,681.00
Nov 05, 2026	435,580.00
Dec 07, 2026	435,580.00
Jan 05, 2027	435,580.00
Feb 05, 2027	435,580.00
Mar 05, 2027	435,580.00
Apr 05, 2027	435,580.00
May 05, 2027	435,580.00
Jun 07, 2027	435,580.00
Jul 06, 2027	435,580.00
Aug 05, 2027	435,580.00
Sep 07, 2027	435,580.00
Oct 05, 2027	435,580.00
Nov 05, 2027	454,645.00
Dec 06, 2027	454,645.00
Jan 05, 2028	454,645.00
Feb 07, 2028	454,645.00
Mar 06, 2028	454,645.00
Apr 05, 2028	454,645.00
May 05, 2028	454,645.00
Jun 05, 2028	454,645.00
Jul 05, 2028	454,645.00
Aug 07, 2028	454,645.00
Sep 05, 2028	454,645.00
Oct 05, 2028	454,645.00
Nov 06, 2028	475,531.00
Dec 05, 2028	475,531.00
Jan 05, 2029	475,531.00
Feb 05, 2029	475,531.00
Mar 05, 2029	475,531.00
Apr 05, 2029	475,531.00
May 07, 2029	475,531.00
Jun 05, 2029	Remaining Balance